Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151811 on Form S-3 and Registration Statement Nos. 333-60295, 333-110959, and 333-130405 on Form S-8 of our reports dated February 25, 2009, relating to the financial statements and financial statement schedule of Central European Media Enterprises Ltd. and the effectiveness of Central European Media Enterprises Ltd.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Central European Media Enterprises Ltd. for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of Registration Statement No. 333-151811 on Form S-3.

DELOITTE LLP
London, United Kingdom
February 25, 2009